AMENDMENT NO. 1
                               TO
            AIR TRANSPORTATION HOLDING COMPANY, INC.
               1998 OMNIBUS SECURITIES AWARD PLAN


1.   Purpose

      The purpose of this Amendment No. 1 (this "Amendment") to the Air Transportation Holding Company, Inc. 1998 Omnibus Securities Award Plan (the "Plan") is to increase by 200,000 the number of shares of common stock that may be made issued under the Plan and to change the name of the Plan to "AirT, Inc. 1998 Omnibus Securities Award Plan," effective upon the change of the name of Air Transportation Holding Company, Inc. to AirT, Inc. Terms not otherwise defined herein shall have the meanings given them in the Plan.

2.   Effective Date

     The effective date of this Amendment shall be June 21, 1999.

3.   Increase in Number of Shares

      The Plan is hereby amended to increase the number of shares that may be subject to options granted under the Plan from One Hundred Sixty-five Thousand (165,000) to Three Hundred Sixty-five Thousand (365,000), and accordingly Section 6.1 of the Plan is hereby restated as follows:

     6.1 Available Shares. The maximum number of shares of Common Stock that shall be available for grant of
     Awards under the Plan (including incentive stock options) during its term, shall not exceed 365,000. (Such amount shall be subject to adjustment as provided in Section 6.2.) Any shares of Common Stock related to Awards that terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares shall be available again for grant under the Plan. Moreover, shares of Common Stock with respect to which a stock appreciation right has been exercised and paid in cash shall again become eligible for grant under the Plan; provided that if such shares of Common Stock subject to Awards are settled in cash in lieu of Common Stock or are exchanged with the Committee's permission for Awards not involving Common Stock, such shares shall not be available again for grant under the Plan. The maximum number of shares available for issuance under the Plan shall not be reduced to reflect any dividends or dividend equivalents that are reinvested into additional shares of Common Stock or credited as additional performance shares. The shares of Common Stock available for issuance under the Plan may be authorized and unissued shares, treasury shares, shares issued and outstanding or shares owned by a Subsidiary.

4.   Change in Name of Plan

      The Plan is amended, effective upon the change in the name of Air Transportation Holding Company, Inc. to AirT, Inc., by changing the name of the Plan, including all references in the Plan to the name of the Plan, to "AirT, Inc. 1998 Omnibus Securities Award Plan."

5.   Approval of Amendment

      This Amendment is expressly made subject to the approval of the stockholders of the Corporation in the manner prescribed by law. If this Amendment is not so approved by the stockholders on or before one year after the adoption of this Amendment by the Board of Directors of the Corporation, this Amendment shall not become effective.